EXHIBIT 99.2


         Amendment of Genetic MicroSystems, Inc. 1998 Stock Option Plan


         WHEREAS, the Board of Directors of Affymetrix, Inc. (the "Board") has adopted resolutions approving the Agreement and Plan of Merger, dated as of September 10, 1999 (the "Merger Agreement"), among Genetic MicroSystems, Inc., a Massachusetts corporation ("GMS"), GMS Acquisition, Inc., a Massachusetts corporation ("Merger Sub") and wholly owned subsidiary of Affymetrix, Inc. (the "Company") and the Company, pursuant to which GMS will merge with and into a wholly owned subsidiary of Affymetrix, causing GMS to become a Merger Sub, causing GMS to become a wholly owned subsidiary of the Company.

         WHEREAS, in approving the Merger Agreement the Board adopted a resolution authorizing the officers of the Company to take any and all actions to perform or cause to be performed, the obligations of the Company under the Merger Agreement; and

         WHEREAS, the Merger Agreement provides for assumption by the Company of options to purchase GMS common stock and the conversion of such options into the right to purchase the Company's common stock.

         NOW, THEREFORE, BE IT RESOLVED, that the name of the plan is hereby changed to "GMS/Affymetrix 1998 Stock Plan" and Section I, Paragraph 5 of the Genetic MicroSystems, Inc. 1998 Stock Option Plan is hereby amended to add the following paragraph at the end thereof:

     "Notwithstanding the foregoing, options to purchase the Company's shares ("Stock Options") may be granted to employees and non-employees of the Company and its subsidiaries who hold similar awards to receive, or which are valued by reference to, common stock of another company (the "Acquired Company"), if such Stock Options are issued pursuant to a requirement that the Company assume such other awards or issue Stock Options in substitution of such other awards pursuant to the terms of an agreement with respect to the Company's acquisition of the Acquired Company whether by purchase, merger, consolidation, combination or exchange of shares. The purchase price per share of the Common Stock under such Stock Options may be less than 100% of the Fair Market Value of the Common Stock on the date of the grant of the Stock Option, provided that such purchase price is determined in accordance with the agreement for such acquisition."


                                            AFFYMETRIX, INC.

                                            By:   /s/ Vern Norviel
                                               -----------------------------
                                               Name: Vern Norviel